Filed Pursuant to Rule 433

Registration Statement No. 333-277211

ACCE L ERATED R E TUR N NOTE S ® (AR N s ® ) A c celerated R e tur n N otes ® L inked to the In v esco S &P 5 0 0® Equal Weig h t ETF Issuer HSBC USA Inc (“HSBC”) Principal Amount $10.00 per unit Term Approximately 14 months Market Measure The Invesco S&P 500® Equal Weight ETF (Bloomberg symbol: “RSP”) Payout Profile at Maturity    3 - to - 1 upside exposure to increases in the Market Measure, subject to the Capped Value    1 - to - 1 downside exposure to decreases in the Market Measure, with up to 100% of the principal amount at risk Participation Rate 300.00% Capped Value [$10.95 to $11.35] per unit, a [9.50% to 13.50%] return over the principal amount to be determined on the pricing date. Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of th e notes, and are willing to accept a capped return, take full downside risk and forgo interim interest payments. Preliminary Offering Documents https://www.sec.gov/Archives/edgar/data/83246/000110465926122707/tm2628731d106_fwp.htm Exchange Listing No You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hy per link above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but n ot limited to, the following:  Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of t he principal amount.  Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment dir ectly in the Market Measure or the securities held by the Market Measure.  Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolven t o r is unable to pay its obligations, you may lose your entire investment.  The estimated initial value of the notes on the pricing date will be less than their public offering price.  If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and t he estimated initial value of the notes on the pricing date.  As a noteholder, you will have no rights of a holder of shares of the Market Measure or the securities held by the Market Mea sur e, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities. Final terms will be set on the pricing date within the given range for the specified Market - Linked Investment. Please see the Pr eliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid - point for any range(s)). The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes. Hypothetical Percentage Change from the Starting Value to the Ending Value Hypothetical Redemption Amount per Unit Hypothetical Total Rate of Return on the Notes - 100.00% $0.00 - 100.00% - 50.00% $5.00 - 50.00% - 20.00% $8.00 - 20.00% - 10.00% $9.00 - 10.00% - 6.00% $9.40 - 6.00% - 3.00% $9.70 - 3.00% 0.00% $10.00 0.00% 1.00% $10.30 3.00% 3.00% $10.90 9.00% 3.84% $11.50 (1) 11.50% 25.00% $11.50 11.50% 50.00% $11.50 11.50% 100.00% $11.50 11.50% (1) The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.